Exhibit 21.1

LIST OF SUBSIDIARIES OF LAS VEGAS GAMING, INC.

Imagineering Gaming, Inc., a Nevada corporation (100% owned)

Las Vegas Keno Incorporated, a Panamanian corporation (85% owned)

Las Vegas Gaming Acquisition Corp., a Nevada corporation (100% owned)